Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-1 of our report dated July 19, 2016, except for the forward stock split discussed in Note 1, as to which the date is May 10, 2017, relating to our audits of the consolidated balance sheets of Loton, Corp as of March 31, 2016 and 2015 (restated), and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended March 31, 2016, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended March 31, 2015 (restated). We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Weinberg and Company, P.A.

Los Angeles, CA

May 11, 2017